Exhibit (a)(17)

FOR IMMEDIATE RELEASE	INVESTOR CONTACT: Sonia Ross (403) 295-4532

Clearance from German competition authority received for Hexagon Tender Offer

(Calgary, Alberta, Canada, November 21, 2007) — NovAtel Inc. (NASDAQ:NGPS) announced today that the German competition authority Bunkdeskartellamt (Federal Cartel Office or “FCO”) gave its clearance under the German Act Against Restraints of Competition for the cash tender offer by Hexagon Canada Acquisition, Inc., a wholly owned direct subsidiary of Hexagon AB (STO:HEXA B) for all of the issued and outstanding shares of NovAtel Inc.  This was the only regulatory approval required for the offer and as such, there are no remaining regulatory conditions to complete the tender offer.

The offer is expected to expire at 5:00 p.m. (New York, New York time) on Tuesday, November 27, 2007, unless the tender offer is extended or withdrawn.

For additional information on the Hexagon tender offer please contact:

Information Agent
Morrow & Co., LLC
(800) 607-0088

Dealer Manager
Morgan Stanley
(877) 219-1920

Depositary Mellon Investor Services LLC
(800) 777-3674 (for callers from US, Canada or Puerto Rico)
(201) 680-6654 (collect-for all other callers)

About Hexagon

Hexagon AB is a global technology group with strong market positions within measurement technologies and polymers. Hexagon’s vision is to be number one or number two in each strategic business area. The group has about 9,400 employees in 30 countries and net sales of about SEK 14,000 million.  For more information, visit www.hexagon.se.

About NovAtel

NovAtel Inc. (NASDAQ:NGPS) is a leading provider of precision Global Navigation Satellite System (GNSS) components and subsystems that afford its customers rapid integration of precise positioning technology.  The Company’s mission is to provide exceptional return on investment and outstanding service to our customers.  An ISO 9001 certified company, NovAtel is focused on developing quality OEM products including receivers, antennas, enclosures and firmware that are integrated into high precision positioning applications worldwide.  These applications include surveying, Geographical Information System (GIS) mapping, precision agriculture machine guidance, port automation, mining, marine and defence industries. NovAtel’s reference receivers are also at the core of national aviation ground networks in the USA, Japan, Europe, China and India.  The Company is committed to providing its customers with advanced positioning technology through significant R&D investment focusing on the modernized Global Positioning System (GPS), the revitalized Russian GLONASS and the emerging European Galileo satellite systems, as well as the integration of additional complementary technologies such as Inertial Measurement Units (IMUs).  For more information, visit www.novatel.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Hexagon’s proposed acquisition of NovAtel. These forward-looking statements are not based on historical facts but rather on management’s current expectations. Wherever possible, words such as “anticipate”, “believe”, “expect”, “may”, “could”, “potential”, “intend”, “estimate”, “should”, “plan”, “predict”, “forecast” or the negative or other variations of these words, or similar words or phrases, have been used to identify these forward-looking statements. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Potential risks and uncertainties regarding the acquisition include, among others, the success of the tender offer, other conditions to the closing of the tender offer, the possibility that the transaction will not close or that the closing may be delayed, and the effect of the announcement of the merger on NovAtel’s customer relationships, operating results and business generally, including the ability to retain key employees. Other potential risks and uncertainties include, among others, the reaction of customers of NovAtel to the transaction; and general economic conditions. For more information and additional risk factors regarding NovAtel generally, see the factors described in the Company’s Form 20-F for the year ended December 31, 2006 and other SEC filings, many of which are beyond the control of NovAtel. These factors should be considered carefully and undue reliance should not be placed on the forward-looking statements. These forward-looking statements are made as of the date of this news release, and NovAtel assumes no obligation to update or revise them to reflect new events or circumstances.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of NovAtel common stock is being made only pursuant to an amended offer to purchase and related materials that Hexagon Canada Acquisition, Inc., Hexagon AB and NovAtel filed with the SEC on Schedule TO/13E-3/A. NovAtel also has filed an amended solicitation/recommendation statement on Schedule 14D-9/A with respect to the offer. NovAtel shareholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. NovAtel shareholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s website at www.sec.gov. Shareholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.